DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Contact:	Scott A. Wolstein	Michelle M. Dawson
	Chairman and	Vice President of Investor Relations
	Chief Executive Officer	216-755-5500
	216-755-5500	mdawson@ddr.com
DEVELOPERS DIVERSIFIED REALTY REPORTS FFO PER
DILUTED SHARE OF $0.82 FOR THE QUARTER ENDED JUNE 30, 2008
CLEVELAND, OHIO, July 24, 2008 - Developers Diversified Realty Corporation (NYSE: DDR), the nation’s leading owner, manager and developer of market-dominant shopping centers, today reported operating results for the second quarter ended June 30, 2008.
•	Funds From Operations (“FFO”) per diluted share was $0.82 and net income per diluted share was $0.25 for the three-month period ended June 30, 2008, as compared to the prior-year comparable period of $1.26 and $0.89, respectively. The decrease in FFO and net income per share for the three-month period ended June 30, 2008, is primarily related to a reduction in the amount of transactional income associated with gains on sale of real estate in 2008 as compared to 2007.
•	FFO per diluted share was $1.65 and net income per diluted share was $0.52 for the six-month period ended June 30, 2008, as compared to the prior-year comparable period of $2.18 and $1.33, respectively. The decrease in FFO and net income per share for the six-month period ended June 30, 2008, is primarily related to the release of certain tax reserves in the first quarter of 2007 and a reduction in the amount of transactional income described above.
•	Executed leases during the second quarter totaled approximately 2.2 million square feet, including 173 new leases and 271 renewals.
•	On a cash basis, base rental rates increased 10.2% on new leases, 8.6% on renewals and 8.9% overall.
•	Core portfolio leased percentage at June 30, 2008 was 95.5%.
•	Same store net operating income (“NOI”) for the quarter increased 2.5% over the prior-year comparable period.
Scott Wolstein, Developers Diversified’s Chairman of the Board and Chief Executive Officer, commented, “We are pleased to announce this quarter’s financial results, which reflect the consistency and stability of our portfolio and operating platform. Despite a challenging macro environment, the fundamentals of our business remain sound. We have addressed virtually all of our

2008 consolidated and joint venture maturities and are in discussions with lenders regarding our 2009 maturities as well.”
Mr. Wolstein continued, “While we have refined our leasing development, investment and financing strategies to reflect a more conservative stance given current market conditions, we continue to see increasingly attractive investment opportunities. We are concentrating our investments in the highest yielding opportunities on a risk-adjusted basis with a focus towards maintaining considerable balance sheet strength at the same time. With that in mind, we are reaffirming our 2008 FFO per share guidance of $3.95 to $4.05 per share.”
Financial Results:
Net income applicable to common shareholders was $29.4 million, or $0.25 per share (diluted and basic), for the three-month period ended June 30, 2008, as compared to $111.4 million, or $0.89 per share (diluted) and $0.90 per share (basic), for the prior-year comparable period. The decrease in net income for the three-month period ended June 30, 2008, is primarily related to a reduction in the amount of transactional income (gains on disposition of real estate of approximately $62.8 million and promoted income from joint venture interests of approximately $14.3 million) earned during the same period in 2007 and the transfer of 62 assets to unconsolidated joint venture interests and the sale of 61 assets to third parties in 2007.
For the three-month periods ended June 30, 2008 and 2007, FFO per share was $0.82 (diluted and basic) and $1.26 (diluted) and $1.27 (basic), respectively. FFO applicable to common shareholders was $99.1 million for the three-month period ended June 30, 2008, as compared to $159.3 million for the three-month period ended June 30, 2007. The decrease in FFO for the three-month period ended June 30, 2008, is primarily a result of the same factors impacting net income as described above.
Net income applicable to common shareholders was $62.2 million, or $0.52 per share (diluted and basic), for the six-month period ended June 30, 2008, as compared to $160.2 million, or $1.33 per share (diluted) and $1.34 per share (basic), for the prior-year comparable period. The decrease in net income for the six-month period ended June 30, 2008, is primarily related to the release of certain tax reserves in the first quarter of 2007, a reduction in the amount of transactional and promoted income and 2007 asset sales as described above.
For the six-month periods ended June 30, 2008 and 2007, FFO per share was $1.65 (diluted and basic) and $2.18 (diluted) and $2.19 (basic), respectively. FFO applicable to common shareholders was $198.7 million for the six-month period ended June 30, 2008, as compared to $265.4 million for the six-month period ended June 30, 2007. The decrease in FFO for the six-month period ended June 30, 2008, is primarily a result of the same factors impacting net income as described above.
FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry and a widely accepted measure of real estate investment trust (“REIT”) performance. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”), is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred share dividends, (ii) gains from disposition of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) extraordinary items and (iv) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.
Leasing:
The following results from the second quarter ended June 30, 2008 highlight continued strong leasing activity throughout the portfolio:
•	Executed 173 new leases aggregating 0.7 million square feet and 271 renewals aggregating 1.5 million square feet.

•	On a cash basis, rental rates on new leases increased 10.2% and rental rates on renewals increased 8.6%. Overall, rental rates for new leases and renewals increased 8.9%.

•	Total portfolio average annualized base rent per occupied square foot, excluding Brazil, as of June 30, 2008 was $12.41, as compared to $12.16 at June 30, 2007.

•	Core portfolio leased rate was 95.5% as of June 30, 2008, as compared to 95.9% at June 30, 2007.
Total annual recurring leasing capital expenditures for the Company and its joint ventures are estimated to be approximately $29 million ($0.25 per square foot of owned GLA) in 2008 calculated based on 100% of the funding.
Dispositions:
In the second quarter of 2008, the Company sold two shopping center assets, aggregating approximately 0.2 million square feet for aggregate sales proceeds of $19 million and recorded an aggregate gain of approximately $1.1 million.
Macquarie DDR Trust Share Purchase:
In February 2008, the Company began purchasing units of Macquarie DDR Trust (“MDT”), an Australian-based Listed Property Trust sponsored by Macquarie Bank Limited (ASX: MBL), an international investment bank, advisor and manager of specialized real estate funds. MDT is DDR’s joint venture partner in the DDR Macquarie Fund LLC joint venture (the “Fund”). Through the combination of its purchase of the units in MDT and its direct and indirect ownership of the Fund, DDR has an approximate 20.3% economic interest in the Fund at June 30, 2008. Through June 30, 2008, the Company has purchased 62.9 million MDT units in open market transactions at an aggregate cost of approximately $29.3 million.

Wholly-Owned and Consolidated Joint Venture Development:
The Company currently has the following wholly-owned and consolidated joint venture shopping center projects under construction:

		Expected	Initial
	Owned	Net Cost	Anchor
Location	GLA	($ Millions)	Opening *	Description
Ukiah (Mendocino), California **	227,500	$66.2	2H 10	Mixed Use
Guilford, Connecticut	146,396	47.6	2H 09	Lifestyle Center
Miami (Homestead), Florida	275,839	74.9	2H 08	Community Center
Miami, Florida	400,685	142.6	2H 06	Mixed Use
Boise (Nampa), Idaho	450,855	123.1	2H 07	Community Center
Boston (Norwood), Massachusetts	72,340	25.5	2H 09	Community Center
Boston, Massachusetts (Seabrook, New Hampshire)	215,905	57.5	2H 09	Community Center
Elmira (Horseheads), New York	350,987	53.0	1H 07	Community Center
Raleigh (Apex), North Carolina (Promenade)	81,780	17.9	2H 09	Community Center
Austin (Kyle), Texas **	443,092	77.2	2H 09	Community Center

Total	2,665,379	$685.5

*	1H = First Half, 2H = Second Half; either actual or anticipated

**	Consolidated 50% Joint Venture
At June 30, 2008, approximately $423.9 million of costs were incurred in relation to the Company’s ten wholly-owned and consolidated joint venture development projects under construction.
In addition to these current developments, the Company and its joint ventures intend to commence construction on various other developments, including several international projects. The Company has also identified several additional potential development opportunities. While there are no assurances any of these projects will be undertaken, they provide a source of potential development projects over the next several years. As of June 30, 2008, the projected unleveraged GAAP return on the Company’s aggregate development and redevelopment pipeline is approximately 10%.
Unconsolidated Joint Venture Development:
The Company’s unconsolidated joint ventures have the following shopping center projects under construction. At June 30, 2008, approximately $349.2 million of costs had been incurred in relation to these development projects.

	DDR's
	Effective		Expected	Initial
	Ownership	Owned	Net Cost	Anchor
Location	Percentage	GLA	($ Millions)	Opening*	Description
Kansas City (Merriam), Kansas	20.0%	202,116	$46.8	2H 08	Community Center
Detroit (Bloomfield Hills), Michigan	10.0%	882,197	192.5	2H 09	Lifestyle Center
Dallas (Allen), Texas	10.0%	797,665	171.2	1H 08	Lifestyle Center
Manaus, Brazil	47.4%	477,630	119.3	1H 09	Enclosed Mall

Total		2,359,608	$529.8

*	1H = First Half, 2H = Second Half; either actual or anticipated
Wholly-Owned and Consolidated Joint Venture Redevelopments and Expansions:
The Company is currently expanding/redeveloping the following wholly-owned and consolidated joint venture shopping centers at a projected aggregate net cost of approximately $122.1 million. At June 30, 2008, approximately $79.5 million of costs had been incurred in relation to these projects.

Property	Description
Miami (Plantation), Florida	Redevelop shopping center to include Kohl’s and additional junior tenants
Chesterfield, Michigan	Construct 25,400 sf of small shop space and retail space
Fayetteville, North Carolina	Redevelop 18,000 sf of small shop space and construct an outparcel building
Akron (Stow), Ohio	Redevelop former K-Mart space and develop new outparcels
Unconsolidated Joint Venture Redevelopments and Expansions:
The Company’s unconsolidated joint ventures are currently expanding/redeveloping the following shopping centers at a projected net cost of $453.1 million, which includes original acquisition costs related to assets acquired for redevelopment. At June 30, 2008, approximately $396.4 million of costs had been incurred in relation to these projects. The following is a summary of these joint venture redevelopment and expansion projects:

	DDR's
	Effective
	Ownership
Property	Percentage	Description
Buena Park, California	20.0%	Large-scale re-development of enclosed mall to open-air format
Los Angeles (Lancaster), California	21.0%	Relocate Wal-Mart and redevelop former Wal-Mart space
Chicago (Deer Park), Illinois	25.75%	Re-tenant former retail shop space with junior tenant and construct 13,500 sf multi-tenant outparcel building
Benton Harbor, Michigan	20.0%	Construct 89,000 sf of anchor space and retail shops
Kansas City, Missouri	20.0%	Relocate retail shops and re-tenant former retail shop space
Cincinnati, Ohio	18.0%	Redevelop former JCPenney space
Developers Diversified Realty Corporation currently owns and manages approximately 730 retail operating and development properties in 45 states, plus Puerto Rico, Brazil, Russia and Canada, totaling approximately 157 million square feet. Developers Diversified Realty Corporation is a self-

administered and self-managed REIT operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.
A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle M. Dawson, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Web site which is located at http://www.ddr.com.
Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For additional factors that could cause the results of the Company to differ materially from these indicated in the forward-looking statements, please refer to the Company’s Form 10-K as of December 31, 2007. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three-Month Periods		Six-Month Periods
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Revenues:
Minimum rents (A)	$159,452	$174,761	$319,870	$324,355
Percentage and overage rents (A)	1,100	1,547	4,083	3,531
Recoveries from tenants	48,498	55,832	102,036	101,499
Ancillary and other property income	6,328	4,250	10,982	8,940
Management, development and other fee income	15,637	11,996	31,924	21,078
Other (B)	1,691	3,717	5,178	11,426

	232,706	252,103	474,073	470,829

Expenses:
Operating and maintenance	34,985	34,658	71,738	61,884
Real estate taxes	28,138	30,233	55,740	55,986
General and administrative (C)	21,333	19,161	42,047	40,678
Depreciation and amortization	59,809	54,313	116,769	106,350

	144,265	138,365	286,294	264,898

Other income (expense):
Interest income	552	2,500	1,135	6,182
Interest expense	(61,174)	(73,554)	(123,249)	(133,947)
Other income (expense) (D)	98	(225)	(400)	(450)

	(60,524)	(71,279)	(122,514)	(128,215)

Income before equity in net income of joint ventures, minority equity interests, income tax (expense) benefit of taxable REIT subsidiaries and franchise taxes, discontinued operations and gain on disposition of real estate, net of tax	27,917	42,459	65,265	77,716
Equity in net income of joint ventures (E)	12,555	21,602	19,943	27,883
Minority equity interests (F)	(2,025)	(7,876)	(4,396)	(13,715)
Income tax (expense) benefit of taxable REIT subsidiaries and franchise taxes (G)	(307)	711	(1,353)	15,771

Income from continuing operations	38,140	56,896	79,459	107,655
Income from discontinued operations (H)	879	16,529	617	22,296

Income before gain on disposition of real estate	39,019	73,425	80,076	129,951
Gain on disposition of real estate, net of tax	908	54,012	3,275	60,022

Net income	$39,927	$127,437	$83,351	$189,973

Net income applicable to common shareholders	$29,360	$111,429	$62,217	$160,173

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$29,360	$111,429	$62,217	$160,173
Depreciation and amortization of real estate investments	57,279	54,136	111,641	106,584
Equity in net income of joint ventures (E)	(12,555)	(21,602)	(19,943)	(27,883)
Joint ventures’ FFO (E)	25,908	31,313	45,088	44,872
Minority equity interests (OP Units) (F)	290	569	884	1,138
Gain on disposition of depreciable real estate	(1,133)	(16,587)	(1,151)	(19,443)

FFO applicable to common shareholders	99,149	159,258	198,736	265,441
Preferred dividends	10,567	16,008	21,134	29,800

FFO	$109,716	$175,266	$219,870	$295,241

Per share data:
Earnings per common share
Basic	$0.25	$0.90	$0.52	$1.34

Diluted	$0.25	$0.89	$0.52	$1.33

Dividends Declared	$0.69	$0.66	$1.38	$1.32

Funds From Operations — Basic (I)	$0.82	$1.27	$1.65	$2.19

Funds From Operations — Diluted (I)	$0.82	$1.26	$1.65	$2.18

Basic — average shares outstanding (I)	119,390	124,455	119,269	119,681

Diluted — average shares outstanding (I)	119,568	125,926	119,481	121,317

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(A)	Increases in base and percentage rental revenues for the six-month period ended June 30, 2008, as compared to the prior-year period, aggregated $2.6 million, consisting of $4.1 million related to leasing of core portfolio properties (an increase of 1.5% over the comparable period in 2007), $18.4 million from the acquisition of assets and the merger with Inland Retail Real Estate Trust, Inc. (“IRRETI”), $2.6 million related to developments and redevelopments and $0.7 million from an increase in occupancy at the Company’s business centers. These amounts were offset by a decrease of $28.4 million due to the disposition of properties in 2007 and 2008. Included in the rental revenues for the six-month periods ended June 30, 2008 and 2007, is approximately $4.9 million and $6.5 million, respectively, of revenue resulting from the recognition of straight-line rents.

(B)	Other income for the three- and six-month periods ended June 30, 2008 and 2007 was comprised of the following (in millions):

	Three-Month Periods		Six-Month Periods
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Acquisition fees	$—	$—	$—	$6.3
Lease termination fees	1.4	2.2	4.7	3.5
Financing fees	—	1.4	—	1.4
Other miscellaneous	0.3	0.1	0.5	0.3

	$1.7	$3.7	$5.2	$11.5

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the six-month periods ended June 30, 2008 and 2007, general and administrative expenses were approximately 4.4% and 4.8%, respectively, of total revenues, including joint venture revenues. For the six-month period ended June 30, 2007, the Company recorded a charge of approximately $4.1 million to general and administrative expense in connection with the Company’s former president’s resignation as an executive officer. Excluding this charge, general and administrative expenses were 4.3% of total revenues for the six-month period ended June 30, 2007.

(D)	Other income/expense primarily relates to a gain of $0.2 million from the retirement of $3.425 million of the Company’s Senior Notes offset by abandoned acquisition and development project costs.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(E)	The following is a summary of the combined operating results of the Company’s joint ventures:

	Three-Month Periods		Six-Month Periods
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Revenues from operations (a)	$236,506	$201,896	$474,703	$346,942

Operating expense	79,648	65,217	160,591	113,638
Depreciation and amortization of real estate investments	59,845	49,204	116,449	79,640
Interest expense	71,989	66,428	149,283	112,216

	211,482	180,849	426,323	305,494

Income from operations before tax expense and discontinued operations	25,024	21,047	48,380	41,448
Income tax expense	(2,865)	(2,297)	(6,645)	(4,545)
(Loss) gain on disposition of real estate	(11)	93,089	(13)	93,089
Income (loss) from discontinued operations, net of tax	101	(284)	115	(198)
Income on disposition of discontinued operations, net of tax	—	1,080	—	738
Other income, net (b)	50,100	—	56,539	—

Net income	$72,349	$112,635	$98,376	$130,532

DDR ownership interests (c)	$12,740	$21,747	$20,214	$28,257

FFO from joint ventures are summarized as follows:
Net income	$72,349	$112,635	$98,376	$130,532
Loss (gain) on disposition of real estate, including discontinued operations	11	(91,441)	13	(91,441)
Depreciation and amortization of real estate investments	59,845	49,215	116,449	79,837

	$132,205	$70,409	$214,838	$118,928

DDR ownership interests (c)	$25,908	$31,313	$45,088	$44,872

DDR joint venture distributions received, net (d)	$12,601	$55,476	$26,301	$65,694

(a)	Revenues for the three-month periods ended June 30, 2008 and 2007 included approximately $1.8 million and $2.1 million, respectively, resulting from the recognition of straight-line rents of which the Company’s proportionate share was $0.3 million in both 2008 and 2007. Revenues for the six-month periods ended June 30, 2008 and 2007 included approximately $4.1 million and $3.7 million, respectively, resulting from the recognition of straight-line rents of which the Company’s proportionate share was $0.5 million in both 2008 and 2007.

(b)	Amount reflects equity in net income associated with a 50% owned joint venture that owns 37 Mervyn’s stores including the effects of certain derivative instruments that are marked to market through earnings from the Company’s equity investment in MDT.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

(c)	The Company’s share of joint venture net income was decreased by $0.2 million and $0.1 million for the three-month periods ended June 30, 2008 and 2007, respectively. The Company’s share of joint venture net income was decreased by $0.3 million and $0.4 million for the six-month periods ended June 30, 2008 and 2007, respectively. These adjustments reflect basis differences impacting amortization and depreciation and gain on dispositions. During the three-month period ended June 30, 2007, the Company received $13.6 million of promoted income relating to the sale of assets from the DDR Markaz Joint Venture which is included in the Company’s proportionate share of net income and FFO.

At June 30, 2008 and 2007, the Company owned joint venture interests, excluding consolidated joint ventures, in 273 and 269 shopping center properties, respectively. In addition, at June 30, 2008 and 2007, the Company owned 44 and 46 shopping center sites formerly owned by Service Merchandise, respectively, through its 20% owned joint venture with Coventry II.

(d)	Distributions may include funds received from asset sales and refinancings in addition to ongoing operating distributions.
(F)	Minority equity interests are comprised of the following:

	Three-Month Periods		Six-Month Periods
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Minority equity interests	$1,735	$1,399	$3,512	$2,887
Operating partnership units	290	569	884	1,138
Preferred operating partnership units	—	5,908	—	9,690

	$2,025	$7,876	$4,396	$13,715

The preferred operating partnership units were redeemed in June 2007. In June 2008, 0.5 million operating partnership units were converted into an equivalent number of common shares of the Company.
(G)	During the first quarter of 2007, the Company released to income approximately $15.0 million of previously established valuation allowances against certain deferred tax assets as management had determined, due to several factors, that it is more likely than not that the deferred tax asset will be realized. The release was primarily due to the Company’s increased use of its taxable REIT subsidiaries relating to its merchant building program.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(H)	The operating results relating to assets classified as discontinued operations are summarized as follows:

	Three-Month Periods		Six-Month Periods
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Revenues	$354	$15,909	$1,003	$28,145

Expenses:
Operating	335	3,897	658	7,328
Interest, net	98	3,681	248	6,980
Depreciation	120	2,617	366	5,175

Total expenses	553	10,195	1,272	19,483

(Loss) income before gain on disposition of real estate	(199)	5,714	(269)	8,662
Gain on disposition of real estate	1,078	10,815	886	13,634

Net income	$879	$16,529	$617	$22,296

(I)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the assumed conversion of approximately 0.4 million and 0.9 million Operating Partnership Units (“OP Units”) outstanding at June 30, 2008 and 2007, respectively, into 0.8 million and 0.9 million common shares of the Company for the three and six-month periods ended June 30, 2008 and 2007, respectively, on a weighted average basis. The weighted average diluted shares and OP Units outstanding, for purposes of computing FFO, were approximately 120.8 million and 126.4 million for the three-month periods ended June 30, 2008 and 2007, respectively, and 120.7 million and 121.6 million for the six-month periods ended June 30, 2008 and 2007, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data:

	June 30, 2008 (A)	December 31, 2007 (A)
Assets:
Real estate and rental property:
Land	$2,099,882	$2,142,942
Buildings	5,958,173	5,933,890
Fixtures and tenant improvements	259,515	237,117

	8,317,570	8,313,949
Less: Accumulated depreciation	(1,125,477)	(1,024,048)

	7,192,093	7,289,901
Construction in progress	898,161	664,926
Assets held for sale	—	5,796

Real estate, net	8,090,254	7,960,623

Investments in and advances to joint ventures	689,313	638,111
Cash	47,847	49,547
Restricted cash	49,179	58,958
Notes receivable	40,423	18,557
Receivables, including straight-line rent, net	206,752	199,354
Other assets, net	149,985	164,666

	$9,273,753	$9,089,816

Liabilities:
Indebtedness:
Revolving credit facilities	$878,006	$709,459
Unsecured debt	2,519,225	2,622,219
Mortgage and other secured debt	2,414,051	2,259,336

	5,811,282	5,591,014
Dividends payable	89,951	85,851
Other liabilities	291,836	285,245

	6,193,069	5,962,110
Minority equity interests	148,658	128,881
Shareholders’ equity	2,932,026	2,998,825

	$9,273,753	$9,089,816

(A)	Amounts include the consolidation of a 50% owned joint venture that owns 37 sites occupied by DDR MDT MV LLC, which includes $405.8 million of real estate assets at June 30, 2008 and December 31, 2007, $258.5 million of mortgage debt at June 30, 2008 and December 31, 2007, and $73.0 million and $74.6 million of minority equity interest at June 30, 2008 and December 31, 2007, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)
Selected Balance Sheet Data (Continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	June 30, 2008	December 31, 2007

Land	$2,394,627	$2,384,069
Buildings	6,319,326	6,253,167
Fixtures and tenant improvements	125,567	101,115

	8,839,520	8,738,351
Less: Accumulated depreciation	(517,321)	(412,806)

	8,322,199	8,325,545
Construction in progress	309,291	207,387

Real estate, net	8,631,490	8,532,932
Receivables, including straight-line rent, net	144,490	124,540
Leasehold interests	13,195	13,927
Other assets	437,412	365,925

	$9,226,587	$9,037,324

Mortgage debt (a)	$5,697,730	$5,551,839
Notes and accrued interest payable to DDR	8,334	8,492
Other liabilities	224,583	201,083

	5,930,647	5,761,414
Accumulated equity	3,295,940	3,275,910

	$9,226,587	$9,037,324

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $1,124.4 million and $1,034.1 million at June 30, 2008 and December 31, 2007, respectively.